Exhibit 10.1
BorgWarner Inc.
Amended and Restated 2004 Stock Incentive Plan
Performance Units Award Agreement
     You have been selected to receive a Performance Units Award under the BorgWarner Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”), as specified below:
Participant:
Address:
A.	Maximum Number of Performance Units Earnable Hereunder:

B.	Performance Period:[ January 1, 20___to December 31, 20___]

C.	Performance Measure: [e.g., performance based on earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); net or operating income; earnings per share; expense reductions; return on investment; combined net worth; debt to equity ratio; operating cash flow; return on total capital, equity or assets; total stockholder return; or changes in the market price of the Company’s common stock]

D.	Performance Goal: [metrics applicable to performance measure(s) specified above]

E.	Performance Pool: Performance Units

F.	Participant’s Percentage of Pool: ___%
     THIS AGREEMENT, effective                     , 20___, represents the grant of Performance Units by BorgWarner Inc., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the Plan. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
     1. Performance Period. The Performance Period commences on January 1, 20___, and ends on December 31, 20___, which is the 20___fiscal year of the Company.
     2. Value of Performance Units. Each Performance Unit shall represent and have a value equal to $                    .
     3. Performance Units and Achievement of Performance Goal. The number of Performance Units earned under this Agreement shall be equal to the following:

[(Performance Goal Achieved) X (Specified Percentage ) X (Participant’s Percentage of Pool) = Number of Earned Performance Units]
provided however, that the maximum number of Performance Units that may be earned hereunder is the number of Performance Units set forth in Section A, above, and provided further that the number of earned Performance Units determined under this Section 3 may be reduced by the Compensation Committee pursuant to Section 5 hereof, in which case, the number of earned Performance Units shall be such reduced number.
For purposes of this Award Agreement, the following terms have the meanings set forth below:
[Definition applicable to performance measure(s) and performance goal specified above]
“Participant’s Percentage of Pool” means the percentage set forth in Section F hereof.
     4. No Committee Discretion To Increase Award. The Committee shall have no discretion to increase the number of Performance Units earned under this Agreement (or the amount payable with respect thereto) in excess of the number of Performance Units determined under Section 3 hereof (taking into consideration any pro rata adjustment in the event the Committee waives the requirement that the Participant be employed by the Company through the end of the Performance Period, as provided in Section 6 hereof but without regard to any reduction provided by Section 5 hereof).
     5. Committee Discretion to Reduce The Number of Performance Units. Notwithstanding anything in this Agreement to the contrary, the Committee may, in its complete and sole discretion, reduce the number of Performance Units determined under Section 3, including a reduction by the Committee in the number of Performance Units earned to zero, so that no amounts shall be payable hereunder. Whenever the Committee takes such action, the number of earned Performance Units determined under Section 3 shall be such reduced number of Performance Units. Such a reduction, if any, may be based upon such considerations as the Committee shall determine in its complete and sole discretion.
     6. Termination Provisions. Except as provided in Section 11(a) of this Agreement and in the next paragraph, a Participant shall be eligible for payment of earned Performance Units, as specified in Section 3, only if the Participant’s employment with the Company continues through the end of the Performance Period.
     If a Participant suffers a Disability, dies, is terminated involuntarily without Cause during the Performance Period, or in the event of the Participant’s Retirement during the Performance Period, the Committee, in its sole discretion, may waive the requirement that the Participant be employed by the Company through the end of the Performance Period. In such a case, the Participant (or in the event of the Participant’s death, the Participant’s beneficiary) shall be eligible for all or that proportion of the number of Performance Units earned under Section 3 (determined at the end of the Performance Period and based on actual results) that his number of full months of participation during the Performance Period bears to the total number of months in the Performance Period. In the event that the Committee exercises its discretion under this paragraph, the Committee shall have no discretion to increase the amount of the cash payment in settlement of the Performance Units in excess of the cash payable for the pro rata number of earned Performance Units, as such earned Performance Units are determined under Section 3 hereof and subject to Section 4 hereof.

     In the event of the Participant’s Termination of Employment for Cause or voluntary Termination of Employment during the Performance Period, or if the Committee does not exercise its discretion to waive the requirement that the Participant be employed by the Company through the end of the Performance Period, then in the event of the Participant’s Termination of Employment by reason of the Participant’s death, Disability, involuntary termination without Cause, or Retirement prior to the close of the Performance Period, the Participant shall forfeit this entire award, with no payment to the Participant. The Participant’s transfer of employment to the Company or any Subsidiary from another Subsidiary or the Company during the Performance Period shall not constitute a Termination of Employment.
     7. Amount, Form and Timing of Payment of Performance Units. Following the close of the Performance Period, the Committee shall determine and certify the number of Performance Units awarded hereunder that shall have been earned. The aggregate value of such Performance Units shall be determined and paid to the Participant in cash as soon as administratively practicable in the year after the year in which the Performance Period ends, but in any event, no later than March 15 of the year following the year in which the Performance Period ends.
     8. Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.
     9. Nontransferability. Performance Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
     10. Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.
     11. Miscellaneous.
(a)	Change in Control. As provided by Section 12 of the Plan, in the event of a Change in Control, the restrictions applicable to the Performance Units granted under this Agreement that remain outstanding as of the date of the Change of Control shall lapse, the Performance Goal shall be deemed to have achieved at target level, and all other terms and conditions shall be deemed to have been satisfied. In the event that the Performance Period is shortened due to a Change in Control, the amount of the Performance Units deemed earned shall be prorated by multiplying the Target Number of Performance Units by a fraction, the numerator of which is the actual number of whole months in the shortened Performance Period and the denominator of which is the number of whole months in the original Performance Period. Payment shall be made in cash within thirty (30) days following the effective date of the Change in Control.

(b)	Notices. Any written notice required or permitted under this Agreement shall be deemed given when delivered personally, as appropriate, either to the Participant or to the Compensation Department of the Company, or when deposited in a United States Post Office as registered mail, postage prepaid, addressed, as appropriate, either to the Participant at his or her address set forth above or such other address as he or she may designate in writing to the Company, or to the Attention: Compensation Department, BorgWarner Inc., at its headquarters office or such other address as the Company may designate in writing to the Participant.

(c)	Failure To Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(d)	Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed according to the internal law, and not the law of conflicts, of the State of Delaware.

(e)	Provisions of Plan. The Performance Units provided for herein are granted pursuant to the Plan, and said Performance Units and this Agreement are in all respects governed by the Plan and subject to all of the terms and provisions thereof, whether such terms and provisions are incorporated in this Agreement solely by reference or expressly cited herein. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.

(f)	Code section 162(m). It is intended that payments pursuant to this Agreement to a Participant who is a “covered employee” within the meaning of section 162(m) of the Internal Revenue Code constitute “qualified performance-based compensation” within the meaning of section 1.162.27(e) of the Income Tax Regulations. To the maximum extent possible, this Agreement and the Plan shall be so interpreted and construed.

(g)	Year. All references to “year” in this Agreement refer to the calendar year.

[(h)	[If applicable] Contingent Upon Shareholder Approval. The grant of the Performance Units represented by this Performance Units Award Agreement is subject to, and contingent upon the approval of amended and restated Plan by the Company’s shareholders at its 2009 annual meeting. If the Company’s shareholders do not approve the Plan, this Performance Units Award Agreement and the grant of Performance Units represented by this Agreement shall be void ab initio and of no force and affect.]
     IN WITNESS WHEREOF, the Company has executed this Agreement in duplicate on the day and year first above written.

BORGWARNER INC.
By:
The undersigned hereby accepts, and agrees to, all terms and provisions of the forgoing Agreement.